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                                                                     EXHIBIT 8.1
                 [Letterhead of Wachtell, Lipton, Rosen & Katz]
                                October 11, 1995
NationsBank Corporation
100 North Tryon Street
Charlotte, North Carolina 28255
Bank South Corporation
55 Marietta Street
Atlanta, Georgia 30303
Ladies/Gentlemen:
     We have acted as special counsel to NationsBank Corporation, a North Carolina corporation ("NationsBank"), in connection with the proposed merger
(the "Merger") of Bank South Corporation, a Georgia corporation ("Bank South") with and into NationsBank, upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Agreement") dated as of September 4, 1995 by and between NationsBank and Bank South. At your request, and pursuant to Section 9.1(g) of the Agreement, we are rendering our opinion concerning the material federal income tax consequences of the Merger.
     For purposes of the opinion set forth below, we have relied, with the consent of NationsBank and the consent of Bank South, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of NationsBank and of Bank South (copies of which are attached hereto and which are incorporated herein by reference), and we have assumed that such certificates will be complete and accurate as of the Effective Time. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement-Prospectus of NationsBank and Bank South, as amended through the date hereof (the "Proxy Statement-Prospectus").
     We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Proxy Statement-Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of Georgia and North Carolina.
     Based upon and subject to the foregoing, it is our opinion that, under presently applicable law, the Merger will constitute a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that accordingly the following will be all the material federal income tax consequences of the Merger:
          (i) No gain or loss will be recognized by the stockholders of Bank South upon the exchange in the Merger of their shares of Bank South Common Stock into shares of NationsBank Common Stock pursuant to the terms of the Merger to the extent of such conversion.
          (ii) The tax basis of the shares of NationsBank Common stock into which shares of Bank South Common Stock are converted pursuant to the Merger, including any fractional interest, will be the same as the basis of the shares of Bank South Common Stock exchanged therefor.
          (iii) The holding period for shares of NationsBank Common Stock, including any fractional interest, into which shares of Bank South Common Stock are converted will include the period that such shares of Bank South Common Stock were held by the holder, provided such shares were a capital asset of the holder.
          (iv) The receipt of cash in lieu of a fractional share of NationsBank Common Stock will be treated as if a Bank South shareholder were issued such stock and then had such stock redeemed, and will generally result in recognition of gain or loss equal to the difference between the amount of cash received and the holder's basis in the fractional share, as determined above. The gain or loss will be capital gain or loss if the Bank South Common Stock were held as capital assets, and will be long-term capital gain or loss if the holding period for the fractional shares, as determined above, was more than one year.

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          (v) No gain or loss will be recognized by NationsBank or Bank South solely as a result of the Merger.
     This opinion may not be applicable to Bank South stockholders who received their Bank South Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 in respect of the shares of NationsBank Common Stock to be issued in connection with the Merger, and to the reference to this opinion under the caption "Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement-Prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities of 1933, as amended.
                                         Very truly yours,

                                         /s/ WACHTELL, LIPTON, ROSEN & KATZ